Exhibit 99(3)

2007 Fourth Quarter Earnings Conference Call

In the fourth quarter of 2007, production of 390 thousand barrels of oil equivalent per day was up 7 percent versus the fourth quarter of 2006. This increase was underpinned by production from the recently commissioned, Hess operated, Okume Complex, Pangkah and Phu Horm fields.

2007 was another year of strong execution and delivery for Exploration & Production. As John mentioned, in 2007 our production increased by 5 percent and proved reserves increased by 7 percent. This performance resulted in year-end 2007 proved reserves of 1.33 billion barrels of oil equivalent and a reserve life of 9.5 years.

Our proved reserve additions totaled 280 million barrels of oil equivalent before PSC related revisions. Net of these revisions, which totaled 46 million barrels, we added 234 million barrels of oil equivalent.

In addition to the impact on reserves of fields operated under PSCs, the high crude prices that prevailed in 2007 will result in reduced 2008 production entitlements from Algeria and Azerbaijan due to the achievement of contractual rate of return thresholds.

In 2008 we expect production to be in the range of 380-390 thousand barrels of oil equivalent per day. Obviously, depending on commodity prices, the workings of PSC contracts have the potential to impact our production volumes. As we see the year unfold, we will be better able to quantify this impact.

Gross production from the Okume Complex and Ceiba fields in Equatorial Guinea recently reached 100 thousand barrels per day, with Okume at its design capacity of 60 thousand barrels per day.

At the JDA another important milestone will occur in the second quarter of 2008 when we start Phase 2 gas production following the commissioning of new facilities. Net gas production from the JDA will double from about 120 million cubic feet per day to about 250 million cubic feet per day.

Turning to exploration, let me first give you an update on our Pony #2 well. We are currently drilling below 28 thousand feet with about another 500 feet to drill to the next casing point. Following the setting of the next casing string, the objective Miocene section will be drilled.

While in 2007 our exploration drilling efforts were directed to appraising discoveries, in 2008 we will see an active, high-impact wildcat program.

In the second quarter we will drill the first of four back to back exploration wells on WA-390-P in the North West Shelf of Australia. In the second quarter we will spud a well on Block 54 offshore Libya. In the second half of the year, we will spud our first well on the Cape Three Points permit offshore Ghana, and we expect that the operator of BMS-22 in the Santos Basin offshore Brazil will spud the first of two exploratory wells.

Our 2008 exploration program also includes wells in the West of Shetlands, offshore the west coast of Ireland and in the deepwater Gulf of Mexico. We also plan to continue appraisal drilling at Pony in the Gulf of Mexico.

2007 was a year of significant progress for the company’s Exploration and Production business. Objectives were met or exceeded, new resources were captured and projects were delivered on schedule. Reserves and production grew in line with stated targets, cost effectively.

We look forward with confidence to 2008.

Now I will hand the call over to John Rielly.